Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into effective January 31, 2018 (the “Effective Date”), by and between Dova Pharmaceuticals, Inc., a Delaware corporation (the “Company”) and Mark W. Hahn (the “Employee”).

The Company desires to employ the Employee in the capacity of full-time Chief Financial Officer pursuant to the terms of this Agreement and, in connection therewith, to compensate the Employee for Employee’s personal services to the Company; and

The Employee wishes to be employed by the Company and provide personal services to the Company in return for certain compensation.

Accordingly, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1.                                      EMPLOYMENT BY THE COMPANY.

1.1                               At-Will Employment. Employee shall be employed by the Company on an “at-will” basis, meaning either the Company or Employee may terminate Employee’s employment at any time, with or without cause or advanced notice.  Any contrary representations that may have been made to Employee shall be superseded by this Agreement.  This Agreement shall constitute the full and complete agreement between Employee and the Company on the “at-will” nature of Employee’s employment with the Company, which may be changed only in an express written agreement signed by Employee and a duly authorized officer of the Company. Employee’s rights to any compensation following a termination shall be only as set forth in Section 6.

1.2                               Position.  Subject to the terms set forth herein, the Company agrees to employ Employee, initially, in the position of Chief Financial Officer and Employee hereby accepts such employment.  During the term of Employee’s employment with the Company, Employee will devote Employee’s best efforts and substantially all of Employee’s business time and attention to the business of the Company.

1.3                               Duties.  Employee will report to the Chief Executive Officer (“CEO”) of the Company, performing such duties as are normally associated with his position and such duties as are assigned to him from time to time, subject to the oversight and direction of the CEO.  Employee shall perform his duties under this Agreement principally out of the Company’s corporate headquarters to be established within twenty-five (25) miles of Chapel Hill, North Carolina or such other location as assigned.  In addition, the Employee shall make such business trips to such places as may be necessary or advisable for the efficient operations of the Company.

1.4                               Company Policies and Benefits.  The employment relationship between the parties shall also be subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion.  The Employee will be eligible to participate on the same basis as similarly situated employees in the Company’s benefit plans in effect from time to time during his employment.  All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan.  The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion.  Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

1.5                               Paid Time Off.  As a Regular Full-Time Employee, you will be entitled to participate in Dova’s Unlimited Leave program.  With your manager’s approval, there is no cap on leave taken throughout the year.  When applicable, medical or other relevant leave plans will supersede the Unlimited Leave.

2.                                      COMPENSATION.

2.1                               Salary.  Employee shall receive for Employee’s services to be rendered hereunder an initial annualized base salary of $390,000 per year, subject to review and adjustment from time to time by the Company in its sole discretion, payable subject to standard federal and state payroll withholding requirements in accordance with Company’s standard payroll practices (“Base Salary”).

2.2                               Bonus.

(a)                                 During Employment. Employee shall be eligible to earn an annual performance bonus of up to 40% of his Base Salary (“Annual Bonus”).  The Annual Bonus will be based upon the assessment of the Employee’s performance by the Company’s Board of Directors (the “Board”) and the Company’s attainment of targeted goals as set by the Board in its sole discretion.  The Annual Bonus, if any, will be subject to applicable payroll deductions and withholdings.  Following the close of each calendar year, the Board will determine whether the Employee has earned the Annual Bonus, and the amount of any Annual Bonus, based on the set criteria.  No amount of the Annual Bonus is guaranteed, and the Employee must be an employee in good standing on the Annual Bonus payment date to be eligible to receive an Annual Bonus; no partial or prorated bonuses will be provided.  The Annual Bonus, if earned, will be paid no later than March 15 of the calendar year immediately following the applicable calendar year for which the Annual Bonus is being measured.  The Employee’s eligibility for an Annual Bonus is subject to change in the discretion of the Board (or any authorized committee thereof).

(b)                                 Upon Termination.  In the event Employee leaves the employ of the Company for any reason prior to payment of any bonus, he is not eligible for such bonus, prorated or otherwise.

2.3                               Stock Option.

(a)                                 Option Grant.  Subject to approval of the Board, which the Company agrees to use its best efforts to secure, Employee will be issued options to purchase 175,000 shares of the Company’s common stock (subject to adjustment for stock splits, dividends and combinations and similar events as will be set forth in the option agreement), with a 10-year term, pursuant and subject to the Company’s Equity Incentive Plan (“Plan”), which the

Company is in the process of establishing, and the Company’s standard form of Stock Option Agreement (“Stock Agreement’) between the Employee and the Company.   The option shall be an incentive stock option to the extent permissible under Section 422 of the Internal Revenue Code and will have an exercise price per share equal to the fair market value of a share of the Company’s common stock, to be determined in accordance with Section 409A.

(b)                                 Vesting.  The Option shall vest over a period of four years as follows: (i) 25% of the total shares subject to the Option shall vest on February 19, 2019, and (ii) 1/48th of total shares subject to the Option shall vest monthly thereafter over the remaining three years of the vesting period, subject to Employee’s continuous service as of each applicable date.  The foregoing notwithstanding, in the event of a Sale Event (as defined below), subject to Employee’s continuous service as of the closing of such Sale Event, all of Employee’s then-unvested Option shall immediately and automatically vest as of the Closing of such Sale Event.  For purposes hereof, “Sale Event” shall mean the date on which the Company enters into a binding agreement pursuant to which: (A) any person, including a “group” as defined below, will acquire ownership of all or substantially all of the Company’s equity, excluding any acquisition of stock by a person or group of persons who were members or shareholders of such company immediately prior to such acquisition; or (B) any person, including a “group” as defined below, will acquire all or substantially all of the assets of the Company.  For purposes of this definition, the term “group” shall have the same meaning as in Section 13(d)(3) of the Securities Exchange Act of 1934.  None of the following shall constitute a Sale Event for purposes of this Agreement: (x) the sale of stock of the Company or any successor in an initial public offering, (y) any restructuring, merger or conversion of the Company to a corporation or to an entity organized under the laws of any jurisdiction other than the jurisdiction of the applicable company’s organization, whether by merger, conversion, consolidation, contribution of shares or assets, or otherwise, and where members immediately before such restructuring, merger or conversion own any of the capital and voting interests of the resulting or surviving corporation or entity, or (z) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof.  Furthermore, and notwithstanding anything herein to the contrary, an event which does not constitute a change in the ownership, a change in the effective control, or a change in the ownership of a substantial portion of the assets of the Company, each as defined in Section 1.409A-3(i)(5) of the Treasury Regulations (Title 26 of the Code of Federal Regulations, as amended from time to time), shall not constitute a Sale Event for purposes of this Agreement.

2.4                               Expense Reimbursement.  The Company will reimburse Employee for all reasonable, documented business expenses incurred in connection with his services hereunder, in accordance with the Company’s business expense reimbursement policies and procedures as may be in effect from time to time.

3.                                            PROPRIETARY INFORMATION, INVENTIONS, NON-COMPETITION AND NON-SOLICITATION OBLIGATIONS.  The parties hereto have entered into a Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement (the “Proprietary Information Agreement”), which may be amended by the parties from time to time without regard to this Agreement.  The Proprietary Information Agreement contains provisions that are intended by the parties to survive and do survive termination or expiration of this Agreement.

4.                                      OUTSIDE ACTIVITIES.  Except with the prior written consent of the Company’s Board, Employee will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise that would interfere with Employee’s responsibilities and the performance of Employee’s duties hereunder except for (i) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit and/or other charitable organization as Employee may wish to serve; (ii) reasonable time devoted to activities in the non-profit and business communities consistent with Employee’s duties; (iii) reasonable time devoted to service on boards of directors of companies that are not competitive with the Company, do not otherwise present a conflict of interest and would not otherwise interfere with Employee’s responsibilities and the performance of Employee’s duties hereunder, subject to the prior written approval of the Board (which approval shall not be unreasonably withheld); and (iv) such other activities that would not interfere with Employee’s responsibilities and the performance of Employee’s duties hereunder as may be specifically approved by the Board (which approval shall not be unreasonably withheld).  This restriction shall not, however, preclude the Employee from owning less than one percent (1%) of the total outstanding shares of a publicly traded company.

5.                                      NO CONFLICT WITH EXISTING OBLIGATIONS.  Employee represents that Employee’s performance of all the terms of this Agreement and as an Employee of the Company do not and will not breach any agreement or obligation of any kind made prior to Employee’s employment by the Company, including agreements or obligations Employee may have with prior employers or entities for which Employee has provided services.  Employee has not entered into, and Employee agrees that Employee will not enter into, any agreement or obligation, either written or oral, in conflict herewith.

6.                                      TERMINATION OF EMPLOYMENT.  The parties acknowledge that Employee’s employment relationship with the Company is at-will.  Either Employee or the Company may terminate the employment relationship at any time, with or without Cause.  The provisions in this Section govern the amount of compensation, if any, to be provided to Employee upon termination of employment and do not alter this at-will status.

6.1                               Termination by the Company Without Cause.

(a)                                 The Company shall have the right to terminate Employee’s employment with the Company pursuant to this Section 6.1 at any time without “Cause” (as defined in Section 6.2(a) below) by giving notice as described in Section 6.6 of this Agreement.  A termination pursuant to Section 6.5 below is not a termination without “Cause” for purposes of receiving the benefits described in this Section 6.1.

(b)                                 In the event Employee’s employment is terminated without Cause, then provided that the Employee executes and does not revoke a separation agreement that includes a general release substantially in the form attached hereto as Exhibit A (the “Release”), and subject to Section 6.1(c) (the date that the Release becomes effective and may no longer be revoked by the Employee is referred to as the “Release Date”), then:

(i)                                     the Company shall pay to Employee an amount equal to Employee’s then current Base Salary for the Severance Period (as defined below), less applicable withholdings and deductions (the “Severance Payment”), in installments in accordance with the Company’s ordinary payroll practices commencing on the Company’s first regular payroll date that is more than sixty (60) days following the Separation Date (as defined below), and shall be for any accrued Base Salary for the sixty (60) day period plus the period from the sixtieth (60th) day until the regular payroll date, if applicable, and all salary continuation payments thereafter, if any, shall be made on the Company’s regular payroll dates; and

(ii)                                  if the Employee timely elects continued coverage under COBRA for himself and his covered dependents under the Company’s group health plans following such termination, then the Employee will be entitled to the following COBRA benefits (the “COBRA Benefits,” together with the Severance Payment, the “Severance Benefits”):  the Company shall pay the COBRA premiums necessary to continue the Employee’s and his covered dependents’ health insurance coverage in effect for himself (and his covered dependents) on the termination date until the earliest of (x) a number of months following the termination date equal to the Severance Period (the “COBRA Severance Period”); (y) the date when the Employee becomes eligible for health insurance coverage in connection with new employment or self-employment; or (iii) the date the Employee ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (i)-(iii), the “COBRA Payment Period”).  Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on the Employee’s behalf would result in a violation of applicable law (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay the Employee on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to the Employee’s payment of COBRA premiums and without regard to the expiration of the COBRA period prior to the end of the COBRA Payment Period.  Nothing in this Agreement shall deprive the Employee of his rights under COBRA or ERISA for benefits under plans and policies arising under his employment by the Company.

(c)                                  Employee shall not receive the Severance Benefits pursuant to Section 6.1(b) unless he executes the Release within the consideration period specified therein, which shall in no event be more than sixty (60) days, and until the Release becomes effective and can no longer be revoked by Employee under its terms.  Employee’s ability to receive benefits pursuant to Section 6.1(b) is further conditioned upon his:  returning all Company property; complying with his post-termination obligations under this Agreement and the Proprietary Information Agreement; and complying with the Release including without limitation any non-disparagement and confidentiality provisions contained therein.

(d)                                 The benefits provided to Employee pursuant to this Section 6.1 are in lieu of, and not in addition to, any benefits to which Employee may otherwise be entitled under any Company severance plan, policy or program.

(e)                                  The damages caused by the termination of Employee’s employment without Cause would be difficult to ascertain; therefore, the severance for which Employee is eligible pursuant to Section 6.1(b) above in exchange for the Release is agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

(f)                                   For purposes of this Agreement, “Severance Period” shall mean  (i) zero (0) months in the event a termination under this Section 6.1 or under Section 6.3 (an “Involuntary Termination”) occurs on or before February 19, 2019, (ii) six (6) months in the event an Involuntary Termination occurs after February 19, 2019 and on or before February 19, 2020, and (iii) twelve (12) months in the event an Involuntary Termination occurs after February 19, 2020.

6.2                               Termination by the Company for Cause.  Subject to Section 6.2(b) below, the Company shall have the right to terminate Employee’s employment with the Company at any time for Cause by giving notice as described in this Section 6.2 and in Section 6.6 of this Agreement.

(a)                                 “Cause” for termination shall mean the occurrence of any of the following: (i) Employee’s conviction of any felony or any crime involving fraud or dishonesty; (ii) Employee’s participation in a fraud, act of dishonesty or other act of gross misconduct that adversely affects the Company; (iii) conduct by Employee that demonstrates Employee’s gross unfitness to serve under circumstances that materially and adversely affect the Company; (iv) Employee’s violation of any statutory or fiduciary duty, or duty of loyalty, owed to the Company; (v) Employee’s breach of any material term of any contract between such Employee and the Company; and/or (vi) Employee’s serious violation of a material Company policy. Whether a termination is for Cause shall be decided by the Board in its sole and exclusive judgment and discretion.  Prior to termination for Cause pursuant to each event listed in (iii) and (iv) above, the Company shall give the Employee notice of such event(s), which notice shall specify in reasonable detail the circumstances constituting Cause, and an opportunity to explain the circumstances.  Prior to any termination for Cause pursuant to each event listed in (v) and (vi) above, to the extent such event(s) is (are) capable of being cured by Employee, (A) the Company shall give the Employee notice of such event(s), which notice shall specify in reasonable detail the circumstances constituting Cause, and an opportunity to cure, and (B) there shall be no Cause with respect to any such event(s) if the Board determines in good faith that such events have been cured by Employee within fifteen (15) days after the delivery of such notice.

(b)                                 In the event Employee’s employment is terminated at any time for Cause, Employee will not receive the Severance Benefits described in Section 6.1(b), or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Employee the accrued but unpaid salary of Employee through the date of termination, together with all compensation and benefits payable to Employee based on his participation in any compensation or benefit plan, program or arrangement through the date of termination.

6.3                               Resignation by the Employee With Good Reason.

(a)                                 Employee may resign from Employee’s employment with the Company for Good Reason by giving notice following the end of the Cure Period (as defined in this Section).  For purposes of this Agreement, “Good Reason” for the Employee to terminate his employment hereunder shall mean any of following actions are taken by the Company without Employee’s prior written consent: (i) a material reduction by the Company of Employee’s Base Salary as initially set forth herein or as the same may be increased from time to time, provided, however, that if such reduction occurs in connection with a Company-wide decrease in executive team compensation, such reduction shall not constitute Good Reason; (ii) a material breach of this Agreement by the Company; (iii) the relocation of Employee’s principal place of employment, without Employee’s consent, by fifty (50) or more miles from his then-current principal place of employment immediately prior to such relocation; or (iv) a material reduction in Employee’s title, duties, authority, or responsibilities relative to Employee’s title, duties, authority, or responsibilities in effect immediately prior to such reduction; provided, however, that, any such termination by Employee shall only be deemed for Good Reason pursuant to this definition if: (1) Employee gives the Company written notice of his intent to terminate for Good Reason within thirty (30) days following the occurrence of the condition(s) that he believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (3) Employee voluntarily terminates his employment within thirty (30) days following the end of the Cure Period.

(b)                                 In the event Employee resigns from employment for Good Reason, then provided that the Employee executes and does not revoke the Release and subject to Section 6.1(c), then the Company shall pay to Employee the Severance Benefits described in Section 6.1(b).

6.4                               Resignation by the Employee Without Good Reason.

(a)                                 Employee may resign from Employee’s employment with the Company at any time by giving notice as described in Section 6.6.

(b)                                 In the event Employee resigns from Employee’s employment with the Company other than for Good Reason, Employee will not receive the Severance Benefits, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Employee the accrued but unpaid salary of Employee through the date of resignation, together with all compensation and benefits payable to Employee through the date of resignation under any compensation or benefit plan, program or arrangement during such period and Employee shall be eligible for any benefit continuation or conversion rights provided by the provisions of a benefit plan or by law.

6.5                               Termination by Virtue of Death or Disability of the Employee.

(a)                                 In the event of Employee’s death while employed pursuant to this Agreement, all obligations of the parties hereunder shall terminate immediately, and the Company shall, pursuant to the Company’s standard payroll policies, pay to the Employee’s legal representatives Employee’s accrued but unpaid salary through the date of death together with all compensation and benefits payable to Employee based on his participation in any compensation or benefit plan, program or arrangement through the date of termination.

(b)                                 Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to the Employee, to terminate this Agreement based on the Employee’s Disability (as defined below).  Termination by the Company of the Employee’s employment based on “Disability” shall mean termination because the Employee is unable due to a physical or mental condition to perform the essential functions of his position with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period.  This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law. In the event Employee’s employment is terminated based on the Employee’s Disability, Employee will not receive the Severance Benefits, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Employee the accrued but unpaid salary of Employee through the date of termination, together with all compensation and benefits payable to Employee based on his participation in any compensation or benefit plan, program or arrangement through the date of termination.

6.6                               Notice; Effective Date of Termination.

(a)                                 Termination of Employee’s employment (the “Separation Date”) pursuant to this Agreement shall be effective as follows:

(i)                                     ten (10) days after the Company has provided Employee with written notice  of Employee’s termination without Cause under Section 6.1;

(ii)                                  For a termination for Cause:  (aa) under Section 6.2(a)(i) or (ii), immediately upon provision by the Company of written notice of the reasons to Employee; (bb) under Section 6.2(a)(iii) or (iv), following the required written notice to Employee and expiration of the period during which Employee may explain; (cc) under Section 6.2(a)(v) or (vi),  following the required written notice to Employee and expiration of the 15-day cure period, if Employee has not cured;

(iii)                               immediately upon the Employee’s death;

(iv)                              thirty (30) days after the Company gives notice to Employee of Employee’s termination on account of Employee’s Disability under Section 6.5, unless the Company specifies a later Separation Date, in which case, termination shall be effective as of such later Separation Date, provided that Employee has not returned to the full time performance of Employee’s duties prior to such date;

(v)                                 on the date specified in Employee’s written notice of Employee’s resignation for Good Reason, provided it is within thirty (30) days after the Cure Period has ended and the Company has failed to remedy any of the reasons for Good Reason set forth in Employee’s initial notice under Section 6.3(a); or

(vi)                              ten (10) days after the Employee gives written notice to the Company of Employee’s resignation, provided that the Company may set a Separation Date at any time between the date of notice and the date of resignation, in which case the Employee’s resignation shall be effective as of such other date.  Employee will receive compensation through the Separation Date.

(b)                                 In the event notice of a termination under subsections (a)(iii) and (iv) is given orally, at the other party’s request, the party giving notice must provide written confirmation of such notice within five (5) business days of the request in compliance with the requirement of Section 7.1 below.  In the event of a termination for Cause, written confirmation shall specify the subsection(s) of the definition of Cause relied on to support the decision to terminate.

6.7                               Cooperation With Company After Termination of Employment. Following termination of Employee’s employment for any reason, Employee shall reasonably cooperate with the Company in all matters relating to the winding up of Employee’s pending work including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to such other Employees as may be designated by the Company.

6.8                               Application of Section 409A.  Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) shall not commence in connection with Employee’s termination of employment unless and until Employee has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to Employee without causing Employee to incur the additional 20% tax under Section 409A.  It is intended that each installment of severance pay provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i).  For the avoidance of doubt, it is intended that severance payments set forth in this Agreement satisfy, to the greatest extent possible, the exceptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-1(b)(9).  If the Company (or, if applicable, the successor entity thereto) determines that any payments or benefits constitute “deferred compensation” under Section 409A and Employee is, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payments and benefits shall be delayed until the earlier to occur of:  (a) the date that is six months and one day after Employee’s Separation From Service, or (b) the date of Employee’s death (such applicable date, the “Specified Employee Initial Payment Date”).  On the Specified Employee Initial Payment Date, the Company (or the successor entity thereto, as applicable) shall (i) pay to Employee a lump sum amount equal to the sum of the payments and benefits that Employee would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of such amounts had not been so delayed pursuant to this Section and (ii) commence paying the balance of the payments and benefits in accordance with the applicable payment schedules set forth in this Agreement.  All reimbursements provided under this Agreement shall be subject to the following requirements:  (i) the amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year, (ii) all reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for any other benefit.  It is intended that all payments and benefits under this Agreement shall either comply with or be exempt from the requirements of Section 409A, and any ambiguity contained herein shall be interpreted in such manner so as to avoid adverse personal tax consequences under Section 409A.  Notwithstanding the foregoing, the Company shall in no event be obligated to indemnify the Employee for any taxes or interest that may be assessed by the Internal Revenue Service pursuant to Section 409A of the Code to payments made pursuant to this Agreement.

7.                                            GENERAL PROVISIONS.

7.1                               Notices.  Any notices required hereunder to be in writing shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail, telex or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the Company at its primary office location and to Employee at Employee’s address as listed on the Company payroll, or at such other address as the Company or the Employee may designate by ten (10) days advance written notice to the other.

7.2                               Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

7.3                               Waiver.  If either party should waive any breach of any provisions of this Agreement, such party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.4                               Complete Agreement.  This Agreement constitutes the entire agreement between Employee and the Company with regard to the subject matter hereof.  This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements.  This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Employee and an authorized officer of the Company.  The parties have entered into a separate

Proprietary Information Agreement and have or may enter into separate agreement related to stock option awards.  These separate agreements govern other aspects of the relationship between the parties, have or may have provisions that survive termination of the Employee’s employment under this Agreement, may be amended or superseded by the parties without regard to this Agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.

7.5                               Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

7.6                               Headings.  The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.7                               Successors and Assigns.  The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any Company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said Company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder.  The Employee may not assign or transfer this Agreement or any rights or obligations hereunder, other than to his estate upon his death.

7.8                               Choice of Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of North Carolina, without regard to its rules of conflicts or choice of laws.

7.9                               Indemnification.  The Employee shall be entitled to indemnification to the maximum extent permitted by applicable law and the Company’s Bylaws with terms no less favorable than provided to any other Company executive officer and subject to the terms of any separate written indemnification agreement.  At all times during the Employee’s employment, the Company shall maintain in effect a directors and officers liability insurance policy with the Employee as a covered officer.

7.10                        Resolution of Disputes.  The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of the Employee’s employment with the Company or out of this Agreement, or the Employee’s termination of employment or termination of this Agreement, may not be in the best interests of either the Employee or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty.  The parties agree that any dispute between the parties arising out of or relating to the negotiation, execution, performance or termination of this Agreement or the Employee’s employment, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Employee Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment, shall be settled by binding arbitration conducted before a single arbitrator by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) or its successor, under the then applicable JAMS rules; provided however, that this dispute resolution provision shall not apply to any separate agreements between the parties that do not themselves specify arbitration as an exclusive remedy.  The location for the arbitration shall be Charlottesville, Virginia.  Any award made by such panel shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.  The arbitrators’ fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by the Company; provided however, that at the Employee’s option, Employee may voluntarily pay up to one-half the costs and fees, for which Employee shall be reimbursed by the Company.  The parties acknowledge and agree that their obligations to arbitrate under this Section survive the termination of this Agreement and continue after the termination of the employment relationship between Employee and the Company. The parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement.  By election arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement.  The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the day and year first written above.

COMPANY:

DOVA PHARMACEUTICALS, INC.

By:	/s/ Alex Sapir
Name:	Alex Sapir
Title:	President and CEO

EMPLOYEE:

/s/ Mark W. Hahn
Mark W. Hahn